3.3

                FORM OF PROMISSORY NOTE ISSUED TO C-BRANDS, LLC.


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                                 PROMISSORY NOTE


                                                           Dated as of
                                                           October 31, 1996
Amount : $407,500



                  FOR VALUE RECEIVED, the undersigned Legacy Brands, Inc., a California corporation ("Maker"), promises to pay to the order of C.Brands Management, LLC. ("Lender"), the principal sum of $407,500, together with interest on the unpaid principal balance on the third anniversary of the date of this Note (the "Maturity Date"), except as set forth in Section 3 below.


                 1. INTEREST RATE.

                    The unpaid principal under this Promissory Note shall bear interest at a rate of twelve percent (12%) per anum simple interest.

                 2. COMPUTATION.

                    Interest chargeable hereunder shall be calculated from the date hereof, on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

                    3. PAYMENTS.

                    Except as otherwise set forth herein, the unpaid principal under this Promissory Note plus all accrued but unpaid interest thereon shall be payable upon the Maturity Date.

                    4. VOLUNTARY PREPAYMENT.

                    Maker may, at any time, upon five (5) Business Days prior written notice to Lender, prepay the unpaid Amount Advanced evidenced by this Promissory Note, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such prepayment shall be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

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                    5. CONVERSION OF INDEBTEDNESS INTO EQUITY.

                    The Lender may elect to convert the outstanding principal balance remaining on this Note into shares of Common Stock of the Maker. The conversion rate shall be two shares of Maker's Common Stock for each dollar of indebtedness, including principal and interest which remains outstanding as of the date the right to conversion was exercised. In the event Lender chooses to convert pursuant to this Section 5, the parties agree that this Note shall be canceled.

                    6. LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

                    All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's designated address not later than 6:00 p.m., Pacific time, on the day of payment.

                    7. WAIVERS.

                    Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

                    8. DEFAULT.

                           Maker will be in default if any of the following
happens: (a) Maker fails to make payments when due, (b) Maker breaks any promise made herein to Lender, or Maker fails to perform at the time and strictly in the manner provided in this Note, (c) Any representation or statement made or furnished to Lender by Maker or on Maker's behalf is false or misleading in any material respect, (d) Maker becomes insolvent, a receiver is appointed for any part of maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws, and (e) Any creditor tries to take any of Maker's property on or in which Lender has a lien or security interest. It is expressly agreed that, upon the occurrence of an event of default, as defined herein, the unpaid principal balance of this promissory note, together with interest accrued hereon, shall be due and payable without presentment, demand, protest, or notice of protest, all of which are hereby expressly waived.

                  9.  SECURITY INTERESTS.

                    It is further understood that this Note is secured by, among other things, security interests granted to Lender under other agreements.

                                 PROMISSORY NOTE
                                   PAGE 2 OF 3

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                  10.  ATTORNEYS' FEES.

                    In the event it should become necessary to employ counsel to collect this Promissory Note, Maker agrees to pay the reasonable attorneys' fees and costs of the holder hereof, incurred in connection with the holder's collection efforts, irrespective of whether suit is brought.

                  11. SECTION HEADINGS.

                    Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Promissory Note.

                  12.   AMENDMENTS IN WRITING.

                    This Promissory Note may be changed, modified, amended, only by a writing signed by both parties.

                  13.  CHOICE OF LAW.

                    This Promissory Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California.
                    14. WAIVER OF TRIAL BY JURY.

                    Maker hereby waives, to the extent permitted under applicable law, any right to trial by jury in any action or proceeding relating to this promissory note.


Made and Executed at
                                                     Legacy Brands, Inc.,
                                                     a California corporation



                                                 By

                                                 Title:

                                 PROMISSORY NOTE
                                   PAGE 3 OF 3

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